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                                                                    EXHIBIT 15.1

The Board of Directors
The Louisiana Land and Exploration Company

Ladies and Gentlemen:

Re: Registration Statement of Burlington Resources Inc. on Form S-4

     With respect to the subject registration statement, we acknowledge our awareness of the use herein of our reports dated July 28, 1997 and May 9, 1997 related to our reviews of interim financial information of The Louisiana Land and Exploration Company.

     Pursuant to Rule 436(c) under the Securities Act of 1933, such reports are not considered part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.

                                            Very truly yours,

                                            KPMG PEAT MARWICK LLP

New Orleans, Louisiana
July 30, 1997